EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Partners of
TEPPCO Partners, L.P.:
We consent to the incorporation by reference in this registration statement on Form S-8 of TEPPCO Partners, L.P. and subsidiaries of our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 11, which is as of June 1, 2006, with respect to the consolidated balance sheet of TEPPCO Partners, L.P. and subsidiaries as of December 31, 2005, and the related consolidated statements of income and comprehensive income, partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 annual report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries.
We also consent to the reference to our firm under the heading “Experts” in this registration statement.
/s/ KPMG LLP
Houston, Texas
April 5, 2007